                                                                     EXHIBIT 2.6
                         EXHIBIT E TO MERGER AGREEMENT
                                PROMISSORY NOTE


$__________                                              ________________, 1997
                                                          San Diego, California


         FOR VALUE RECEIVED, the undersigned, THE JOSEPH STEVENS GROUP, INC., a California corporation (hereinafter referred to as ("Maker"), promises to pay to the order of) JOSEPH STEVENS GROUP, GROUP, LLC., a California limited liability company (together with any subsequent holder(s) hereof, being hereinafter referred to collectively as "Holder"), pursuant to the terms hereinafter set forth, at 5440 Morehouse Drive, Suite 2000, San Diego, California 92121, or at such other place as Holder may designate to Maker in writing from time to time, the principal sum of ____________________ (__________), together with interest thereon at the rate hereinafter set forth, in lawful money of the United States of America.

         The entire principal balance hereof, and all accrued interest hereunder, shall be due and payable on the closing date of the initial public offering of the common stock of 800 Travel Systems, Inc. a Delaware Corporation ("Travel Systems").

         Interest on the amount from time to time outstanding hereunder shall accrue at a fluctuating per annum rate of interest equal to the "Prime Rate," as hereinafter defined. Interest shall be computed on the daily outstanding principal balance hereunder on a 365-day year simple interest basis.

         There is no cure period that will be applicable to the payment of principal, interest, or other amount now or hereafter due under this Note.

         As used herein, the term "Prime Rate.' shall mean the rate from time to time published in The Wall Street Journal as the Prime Rate under the column "Money Rates," and set forth as "Prime Rate: X percent. The base rate on corporate loans posted by at least 75% of the nations 30 largest banks," or in such other column as the name thereof may change from time to time. If at any time, or from time to time, the Prime Rate increases or decreases, then the rate of interest hereunder shall be correspondingly increased or decreased effective on the day on which any such increase or decrease of the Prime Rate is published in The Wall Street Journal. In the event that The Wall Street Journal, during the term hereof, shall abolish or abandon the practice of publishing such Prime Rate, or should the same become unascertainable, Holder shall designate a comparable reference rate which shall be deemed to be the "Prime Rate."

         It is the intention of Maker and Holder to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or, if this Note shall have been paid in full, refunded to Maker); and (ii) in the event that maturity of this Note is accelerated by reason of an election by the holder hereof resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if thereforeto prepaid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to Maker). In determining whether the amount of interest charged and paid might otherwise exceed the limit prescribed by law, Maker and Holder intend and agree that interest shall be computed upon the assumption that this Note will be paid according to the agreed terms.

         As of the date hereof, the Prime Rate is __________ percent (____%) and, consequently, the rate of interest hereunder as of the date hereof is percent (____%).

         Unless otherwise specified below, this Note shall be construed under and governed by the internal laws of the State of Florida (and applicable federal law).

         This Note may be prepaid in whole or in part at any time or from time to time, without penalty, premium or fee.

         The happening of any of the following events or conditions, whether voluntarily or involuntarily, shall constitute an "Event of Default" under this
Note:

         (i) Maker shall fail to pay, when due, any payment of principal or interest hereunder; or

         (ii) Maker shall cease to operate as a going concern, shall liquidate or initiate dissolution proceedings; or

         (iii) The appointment of a receiver for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Maker.

         Upon and after the occurrence of an Event of Default, Holder shall have the right at any time to declare all or any portion of the amounts due hereunder to be due and payable immediately, without presentment, demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Maker.

         Time is of the essence of this Note. In the event this Note, or any part thereof, is collected by or through an attorney-at-law, Maker agrees to pay all costs of collection including, but not limited reasonable attorney's fees actually incurred by Holder.

         Presentment for payment, demand, protest and notice of demand, protest and non-payment and all other notices are hereby waived by Maker. No failure to demand payment of the debt evidenced hereby for any reason whatsoever, no acceptance of any partial payment, nor any indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right to demand payment or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such demand for payment or any other right granted hereunder or by the laws of the State of Florida; and Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         This Note is secured by that certain Security and Pledge Agreement of even date among Maker, Holder and 800 Travel Systems, Inc. ("Travel Systems"), a Delaware corporation.

         Notwithstanding any provisions to the contrary herein contained, it is agreed and understood that this Note, and the amounts now or hereafter due hereunder, are subject to the offset rights as described in Article XV of that certain Amended and Restated Agreement and Plan of Merger dated November 11, 1996 among Maker, Holder and Travel Systems.

         As used herein, the terms "Maker" and "Holder" shall be deemed to include their respective heirs, successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

         This Note has been executed by Maker and delivered originally in escrow pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger of even date herewith between Holder, Maker, and Travel Systems, and the terms of the Escrow Agreement (as therein defined). The release of this Note from escrow, and Maker's obligations hereunder, are specifically subject to the terms of such Agreement and the Escrow Agreement.

         IN WITNESS WHEREOF, Maker has executed this Note under seal as of the date first above written.



                                      THE JOSEPH STEVENS GROUP, INC.


                                      By:
                                         --------------------------------------
                                      Name:
                                           ------------------------------------
                                      Title:
                                           ------------------------------------